UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2013

Comarco, Inc.

(Exact name of registrant as specified in its charter)

000-05449
(Commission File Number)

California	95-2088894
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

25541 Commercentre Drive, Suite 250, Lake Forest, California	92630-8870
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 599-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On December 17, 2013, the Board of Directors of Comarco, Inc. (the “Company”) approved a Deferred Compensation Agreement (the “Agreement”) with the Company’s Chief Executive Officer, Thomas W. Lanni. The Agreement provides for the monthly accrual of compensation of $3,833.33 per month beginning effective as of November 1, 2013, which accrued compensation will be payable only upon certain future events summarized below. The accrued compensation is in addition to Mr. Lanni’s current annual salary of $184,000, which is payable bi-weekly. The Agreement may be terminated or modified by the Board of Directors at any time in its discretion, provided that any accrued compensation already earned will not be affected by any such termination or modification without Mr. Lanni’s consent.

The Agreement provides that the accrued compensation will be paid, if and only if, (i) the Company files a Quarterly Report on Form 10-Q that includes a balance sheet reflecting an aggregate balance of cash, cash equivalents, and short term investments of the Company of at least $5 million net of liabilities (ii) Mr. Lanni continues to provide substantial services to the Company through the date of filing of the Form 10-Q, and (iii) the Board of Directors provides written approval of the payment of the deferred compensation.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description

10.1	Deferred Compensation Agreement dated December 19, 2013, by and among Comarco, Inc. and Thomas W. Lanni.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC.

Date: December 20, 2013	By:	/s/ ALISHA K. CHARLTON
Alisha K. Charlton Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Deferred Compensation Agreement dated December 19, 2013, by and among Comarco, Inc. and Thomas W. Lanni.

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